BY-LAWS
(updated by decision of the CEO on April 07, 2025)
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DBV Technologies
Limited Company with share capital of € 13,694,887.20
107, avenue de la République - 92320 Châtillon, France
Nanterre Trade and Companies Register No. 441 772 522

I. - CHARACTERISTIC FEATURES OF THE COMPANY
Article 1 - Form
The Company was incorporated in the form of a French Limited Company (Société Anonyme) with a Board of Directors.
Article 2 - Name
The name of the Company is: “DBV Technologies”.
Article 3 - Registered office
The registered office is located at: 107, avenue de la République, 92320 Châtillon, France.
Article 4 - Corporate Purpose
The Company’s corporate purpose in France and in all countries is:
•the development of any innovative medical products, including any drugs, or diagnostic or treatment products;
•the study, research, development, industrial manufacturing, and marketing of said products;
•the use and development of any patents or licenses relating to these products, and generally speaking any commercial, investment or real estate, financial or other transactions that are directly or indirectly related to the corporate purpose in whole or in part, or to any other similar or related purpose, and that may promote the operation and commercial development of the Company.
Article 5 - Term
The Company’s term is ninety-nine years as from its registration in the Trade and Companies Register.
Article 6 - Share capital
The share capital has been set at €13,694,887.20.
It is divided into 136,948,872 ordinary shares with a par value of 10-euro cents (€0.10) each. All of the shares have been fully subscribed, and their full amount paid up in cash.
Article 7 - Changes to the share capital
I.     The share capital may be increased either via the issue of new shares, or by increasing the par value of the existing shares.
The new shares will be paid for in cash, or via a contribution in kind, offset against liquid and due receivables, or via the incorporation of profits, reserves, or share premiums into the share capital, either as the result of a merger or demerger, or following the exercise of a right attached to transferable securities granting entitlement to the share capital, including payment of the corresponding amounts, where applicable.
The new equity securities will be issued either at their par value, or at that amount plus a share premium.
Only the Extraordinary General Meeting of Shareholders has the power to decide on increasing the share capital, based on a report from the Board of Directors containing the disclosures required by law.
However, the Extraordinary General Meeting of Shareholders may delegate this power to the Board of Directors under the conditions determined by law. The Board of Directors has the requisite powers to perform a capital increase in one or several installments, to determine its terms and conditions, to record its completion, and to amend the By-Laws accordingly within the limits of the powers so granted by the Extraordinary General Meeting of Shareholders.
If the General Meeting of Shareholders decides to increase the share capital, it may delegate the powers required to perform the transaction to the Board of Directors.
If a delegation of power or of authority is used, the Board of Directors will draw up a supplementary report at the next Ordinary General Meeting of Shareholders.
If the capital increase is performed via the incorporation of profits, reserves, or share premiums, the Extraordinary General Meeting of Shareholders will take decisions under the quorum and majority conditions provided for Ordinary General Meetings of Shareholders. In this case, it may decide that rights amounting to fractional shares may neither be traded nor transferred, and that the corresponding equity securities must be sold. The proceeds from the sale will be allocated to the holders in proportion to their rights.
A capital increase by increasing the par value of the shares can only be decided with the shareholders’ unanimous consent, except if it results from the incorporation of profits, reserves, or share premiums into the share capital.
Shareholders will have a preferential right to subscribe to the cash shares issued in order to perform a capital increase, in proportion to the number of shares that they hold. The shares purchased as a result of exercising this right will be shares in the same class as the one for the shares giving rise to said right, together with the shares resulting from the purchase of other transferable securities than shares.

The shareholders may sell all or some of their subscription rights throughout the subscription period. These rights will be tradable if they are stripped from shares that are themselves tradable. Otherwise, they may be sold under the same conditions as the actual shares.
Shareholders may waive their preferential subscription right on an individual basis.
The Extraordinary General Meeting of Shareholders that decides on the capital increase may waive the preferential subscription right under the conditions and limits determined by law, and rule to that effect on the reports prepared by the Board of Directors and the Statutory Auditors under the conditions determined by the laws and regulations in effect.
If the Extraordinary General Meeting of Shareholders, or the Board of Directors in the event of a delegation of authority, has expressly decided to do so, any shares that have not been subscribed on an irrevocable basis will be allotted to shareholders who subscribed to a higher number of shares on a revocable basis than the number to which they were able to subscribe on a preferential basis, in proportion to the subscription rights that they hold, and within the limits of their request, in any event.
If, for any reason, subscriptions have not absorbed the full amount of the capital increase, the Board of Directors may use the options provided for below, or only some of them, in the order that it determines:

(i)     limiting the capital increase to the amount of the subscriptions, subject to the general condition that it amounts to at least three quarters of the                         increase decided upon, and that this option was not expressly excluded by the Extraordinary General Meeting of Shareholders at the time of issue;

(ii)    allocating the balance of the shares if the Extraordinary General Meeting of Shareholders has not decided otherwise;

(iii)    opening the subscription process to the public if the Extraordinary General Meeting of Shareholders has expressly authorized it.

If subscriptions have not absorbed the entire capital increase following the exercise of these options, or three-quarters of the increase in the case provided for under (i) above, the capital increase will not be performed.
However, the Board of Directors may automatically limit the capital increase to the amount raised in all cases where the unsubscribed shares account for less than 3% of the capital increase.
In the event of a capital increase with or without preferential subscription rights, the Extraordinary General Meeting of Shareholders may provide that the number of securities may be increased by up to 15% of the initial issue, at the same price as the one used for the initial issue within a period of thirty days following the close of the subscription period.
If the capital increase creates fractions of shares, shareholders who have an insufficient number of subscription or allotment rights must make arrangements to purchase or sell the rights required to obtain the delivery of a whole number of new shares.

II.     The Extraordinary General Meeting of Shareholders (or the Board of Directors in the event of a delegation of authority) may also authorize or decide on a capital decrease, subject to the rights of creditors, where applicable.
Decreasing the share capital below the legal limit can only be decided under the condition precedent of a capital increase intended to return the share capital to an amount that is at least equal to the minimum legal threshold, unless the Company turns itself into a company with another legal form. Otherwise, any interested party may apply to the courts to have the Company wound up. The court may not order the Company to be wound up if the amount of the share capital has been restored to the statutory minimum by the day when it rules on the substance of the case.
Article 8 - Financial year
The financial year runs from January 1 to December 31.

II. - ADMINISTRATION OF THE COMPANY
Article 9 - Executive Management exercise method
The executive management of the Company is the responsibility either of the Chairman of the Board of Directors or of another individual appointed by the Board of Directors bearing the title of Chief Executive Officer.
The Board of Directors chooses between the two Executive Management exercise methods based on the unanimous vote of all of its members.
Where responsibility for the Company’s Executive Management is held by the Chairman of the Board of Directors, the following provisions concerning the role of Chief Executive Officer apply.
A. The Board of Directors
Article 10 - Composition of the Board of Directors
The Company is governed by a Board of Directors that consists of between 3 and 18 directors.
The Directors are appointed by the General Meeting of Shareholders, deliberating under the quorum and majority conditions for Ordinary General Meetings of Shareholders.
The term of office for the Directors appointed during the term of the company is three (3) years. This term expires at the end of the meeting convened to approve the financial statements for the year just ended, and which is held in the year during which their term of office expires.
By way of exception and in order to allow exclusively for the implementation or maintenance of the staggered terms of office of Directors, the ordinary General Meeting of Shareholders may appoint one or more members of the Board for a term of two (2) years or one (1) year.
The Directors may be dismissed at any time and without any good reason by the General Meeting of Shareholders, deliberating under the quorum and majority conditions for Ordinary General Meetings of Shareholders.
The number of Directors aged over eighty cannot exceed one third of the Board members.
Article 11 - Board Discussions
The Board of Directors meets as often as is required by the Company’s interests at the invitation of the Chairman of the Board of Directors, at the registered office or the place specified in the notice of meeting. The invitation may be issued by any means five calendar days in advance: it may also be issued orally and immediately if all of the Directors and non-voting Board members agree.
For the purposes of calculating the quorum and majority, Directors who participate in the meeting by a means of telecommunication that enables them to be identified, in accordance with legal and regulatory provisions, are deemed to be present.
Directors may vote by correspondence at a meeting of the Board of Directors by means of a form containing the information required by the regulations in force, if this method of voting is provided for in the notice convening the meeting of the Board of Directors.
If it has not met for over two months, at least one quarter of the members of the Board of Directors may ask the Chairman to convene the Board based on a determined agenda. The Chief Executive Officer or a Director may also ask the Chairman to convene the Board of Directors based on a determined agenda. The Chairman will be bound by any such requests.
An attendance register will be kept, and minutes will be drawn up following each meeting. The Board may only validly take decisions if at least half of its members are present.
Except where the choice of the method for exercising Executive Management is concerned, decisions will be taken based on a majority vote of the Directors present or represented. The Chairman will have a casting vote in the event that the vote is split.
The Board of Directors may also take decisions by written consultation of the Directors.
The decision to resort to written consultation is taken by the Chairman, who sends each Director, by e-mail, the text of the proposed decisions as well as any documents required for information purposes.
Any Director may object to the use of written consultation for the adoption of a decision, by informing the Chairman by e-mail within two working days of the date of dispatch of the draft decisions. The Chairman is bound by any objections sent to him pursuant to this paragraph.
Directors have a period of five calendar days (ending at 11:59 p.m., Paris time, on the last day of this period) from the date on which the draft decisions are sent to cast their vote in writing. Responses are sent by e-mail to the attention of the Chairman of the Board of Directors.
The Board of Directors may only validly deliberate on a written consultation if at least half of its members have replied within the time limit indicated above.
Decisions are taken by a majority of the votes of the members who have replied, each member having one vote. The Chairman will have a casting vote in the event that the vote is split.
Decisions taken by written consultation are recorded in minutes drawn up by the Chairman.
The Directors and any individuals asked to attend the Board of Directors’ meetings are required to exercise discretion with respect to information of a confidential nature, and which is provided as such by the Chairman of the Board of Directors.

Article 12 - The Board’s powers
The Board of Directors determines the Company’s guidelines, and ensures their implementation. Subject to the powers specifically assigned to General Meetings of Shareholders, and within the limits of the corporate purpose, the Board will deal with any matter involving the proper operation of the Company, and settle any matters concerning it through its discussions.
The Board of Directors carries out the controls and verifications that it considers appropriate. Every Director will receive all of the information required to fulfill their assignment, and may ask for the disclosure of any documents that they consider useful.
Article 13 - The Chairman of the Board of  Directors
The Board of Directors elects a Chairman, who must be a private individual, from among its members, and determines their remuneration, in accordance with applicable law. The Chairman is appointed for a period that may not exceed the length of their term of office as a Director. They are eligible for re-election. The Board of Directors may dismiss the Chairman at any time. Any provisions to the contrary will be considered void.
No one aged 75 or over may be appointed as Chairman. If the incumbent Chairman reaches this age during a financial year, their duties will automatically end following the Ordinary General Meeting of Shareholders convened to approve the financial statements for that financial year.
The Chairman organizes and directs the work undertaken by the Board, and accounts for it at the General Meeting of Shareholders. They ensure that the Company’s bodies operate properly, and especially that the Directors are in a position to fulfill their assignment.
Article 14 - Non-Voting Board Members
The General Meeting of Shareholders may appoint one or two non-voting Board members for the Company who are private individuals, regardless of whether they are shareholders; they will be aged 65 at most on the day of their appointment.
Non-voting Board members are appointed for a period of two (2) years. Their assignment ends after the General Meeting of Shareholders that has approved the financial statements for the year just ended, and held in the year during which their term of office expires.
Non-voting Board members do not receive any remuneration. They may receive allowances determined by the Board of Directors in order to reimburse the expenses that they are required to incur as part of the normal performance of their duties. If the Board delegates a specific assignment to the non-voting Board members or to one of them, they may allocate them an allowance in proportion to the importance of the assignment entrusted to them, as well as a budget for performing said assignment. Non-voting Board members are invited to all of the Board of Directors’ meetings and to all of the General Meeting of Shareholders, and take part in the discussions in an advisory capacity. Non-voting Board members perform a general and permanent advisory and supervisory role at the Company. However, they may not interfere in the management of the Company under any circumstances, or, in general, replace its legal bodies.
B. The Executive Management
Article 15 - Chief Executive Officers and Deputy Chief Executive Officers
The executive management of the Company is the responsibility of a private individual appointed by the Board of Directors bearing the title of Chief Executive Officer, under the Company’s responsibility.
The Board of Directors may appoint one or more private individuals responsible for assisting the Chief Executive Officer, who will bear the title of Deputy Chief Executive Officer, on the recommendation of the Chief Executive Officer. The number of Deputy Chief Executive Officers cannot exceed five.
The Chief Executive Officer may be dismissed by the Board of Directors at any time. The same applies to the Deputy Chief Executive Officers, on the recommendation of the Chief Executive Officer. If the dismissal is not on justified grounds, it may result in the payment of damages and interest.
Where the Chief Executive Officer ceases, or is otherwise prevented from performing their duties, the Deputy Chief Executive Officers will retain their positions and their assignments until a new Chief Executive Officer is appointed, unless the Board decides otherwise.
The Board of Directors determines the compensation paid to the Chief Executive Officer and the Deputy Chief Executive Officers, in accordance with applicable law.
Article 16 - Powers of the Chief Executive Officer and Deputy Chief Executive Officers
The Chief Executive Officer is granted very extensive powers to act in the Company’s name in all circumstances. They exercise the powers within the limit of the corporate purpose, and subject to those that the law and these By-Laws expressly assign to General Meeting of Shareholders and to the Board of Directors.
They represent the Company in its dealings with third parties. The Company will be committed even by the Chief Executive Officer’s actions that do not relate to the corporate purpose, unless it proves that the third party was aware that the action exceeded that purpose, or could not ignore this fact in view of the circumstances. The sole publication of the By-Laws does not amount to sufficient proof.
The Board of Directors determines the scope and term of the powers granted to the Deputy Chief Executive Officers, with the Chief Executive Officer’s consent. The Deputy Chief Executive Officers have the same powers as the Chief Executive Officer where third parties are concerned.

III. - GENERAL MEETING OF SHAREHOLDERS
Article 17 - General Meeting of Shareholders
The duly constituted General Meeting of Shareholders represents the entire body of shareholders.
Its decisions, which are taken in accordance with the law and the By-Laws, are binding on all of the shareholders, even if they are absent, disagree, or are incapable.
There are three forms of meetings, depending on the purpose of the resolutions put forward:
•Ordinary General Meetings;
•Extraordinary General Meetings;
•Special Meetings that bring together the holders of shares in a given class.
Article 18 - Invitations
The Meetings are convened by the Board of Directors. They may also be convened by the Statutory Auditor or by a court representative, under the conditions and in accordance with the procedures provided for by law.
Meetings are convened by the liquidator(s) during the liquidation period.
The Meetings are held at the registered office or at any other location specified in the notice of meeting.
A notice of meeting is published in the Bulletin des Annonces Légales Obligatoires (French Official Gazette, or BALO) at least thirty-five days before a Meeting is held. In addition to the information relating to the Company, the notice specifies the agenda for the Meeting, and the wording of the draft resolutions that will be put forward. Requests to enter points or draft resolutions on the agenda must be addressed to the Company under the conditions provided for by the regulations in effect.
The Meetings are held at the registered office or at any other location specified in the notice of meeting.
Subject to specific legal provisions, the invitation is issued at least fifteen days before the date of the Meeting by a notice inserted in a legal gazette published in the Department where the registered office is located, as well as in the BALO.
The holders of registered shares must be convened under the conditions provided for by the regulations in force.
The notice of meeting must also specify the conditions under which shareholders may vote by post, and the places where, and terms and conditions according to which, they may obtain postal vote forms.
The notice of meeting may be sent, where applicable, with a proxy form and a postal voting form, under the conditions specified in Article 21 of these Articles of Association, or with a postal voting form only, under the conditions specified in Article 21 of these Articles of Association.
Where a Meeting has been unable to take decisions as a result of failing to achieve the quorum required, a second Meeting will be convened, subject to specific legal provisions, at least ten days in advance, in the forms provided for by the regulations in effect.
Article 19 - Agenda
The agenda for Meetings will be prepared by the person convening the meeting.
One or several shareholders, who represent at least the percentage of the share capital specified by law, and acting in accordance with the legal conditions and timeframes, have the option to request the inclusion of points or draft resolutions on the agenda for the Meeting, via registered letter with a request for acknowledgment of receipt.
The Meeting may not discuss an issue that has not been entered on the agenda, which cannot be altered at the time of the second invitation. However, it may dismiss one or several members of the Board of Directors, and replace them in all circumstances.
Article 20 - Participation of Shareholders in Meetings
Any shareholder may participate, personally or by proxy, in the meetings upon proof of identity and ownership of his or her shares, in accordance with the procedures provided for by the laws and regulations in force.
Article 21 - Postal and proxy voting
Postal voting is carried out in accordance with the terms and conditions laid down by the legal and regulatory provisions. In particular, any shareholder may send postal voting forms either in paper form or, if the Board of Directors decides to do so and publishes the decision in the notice of meeting, by electronic means, before the meetings. Proxy forms may be sent either in paper form or by electronic means before the meetings.
If the Board of Directors decides at the time of convening the meeting to allow the transmission of voting or proxy forms by electronic means, the electronic signature of these forms may result from a reliable process for identifying the shareholder, guaranteeing its link with the remote form to which its signature is attached. The vote thus expressed before the meeting by this electronic means, as well as the acknowledgement of receipt given, will be considered as non-revocable writings and opposable to all. The proxy is however revocable in the same way as those required for the appointment of the proxy. In the event of a transfer of ownership of securities occurring before midnight (Paris time) on the second business day preceding the meeting, the Company will invalidate or modify accordingly, as the case may be, the proxy or the vote cast before the meeting by this electronic means.

Article 22 - Attendance sheet
An attendance sheet containing the information specified by law will be kept at each Meeting.
This attendance sheet, duly initialed by the shareholders present and the proxies, and the shareholders attending via video-conference or another means of telecommunication, in accordance with the legal and regulatory requirements, and to which the powers granted to each representative are appended, together with the postal voting forms, will be certified as accurate by the Meeting Bureau.
The Meetings will be chaired by the Chairman of the Board of Directors. Otherwise, the Meeting will elect its own Chairman.
The tellers’ duties will be performed by two shareholders who are present and agree to do so, and who represent the highest number of votes, both on their own behalf and as proxies.
The Bureau formed in this way will appoint a secretary, who may be chosen from outside the shareholders.
Article 23 - Voting rights attached to shares
The voting right attached to the shares is proportional to the percentage of the total share capital that they represent. Each equity share or dividend share will grant entitlement to one vote. Fully paid-up shares for which proof can be provided that they have been registered in the name of the same shareholder for at least two years do not benefit from double voting rights.
Article 24 - Minutes
The decisions taken at the Meetings will be recorded in minutes that are drawn up in a special ledger held at the registered office, and signed by the members of the Bureau.
Copies or excerpts of the minutes of the decisions will be certified either by the Chairman of the Board of Directors or by the Meeting Secretary. They will be validly certified by the liquidator(s) in the event of liquidation proceedings.
Article 25 - Disclosure of documents
Any shareholder has the right to obtain disclosure of, and the Board of Directors is required to send or make available to them, the documents required to enable them to form an opinion in full knowledge of the facts, and to make an informed judgment on the Company’s management and operations.
The nature of these documents, and the conditions for sending them or making them available to the shareholders are determined by the regulations in effect.
Every shareholder or their representative may seek the assistance of an expert registered on one of the lists drawn up by the courts, in order to exercise their right of disclosure.
The exercise of the right of disclosure entails the right to take copies, except where records are concerned.
Article 26 - Ordinary General Meeting of Shareholders
The Ordinary General Meeting of Shareholders takes all of the decisions that exceed the powers of the Board of Directors and which do not fall within the remit of the Extraordinary General Meeting of Shareholders.
The Meeting is convened at least once a year, within a period of six months following the end of each financial year, in order to approve the financial statements for that year, subject to this period being extended by an order from the Presiding Judge of the Commercial Court ruling at the request of the Board of Directors.
The Meeting is convened on an extraordinary basis every time that this appears to be in the Company’s interests.
When convened for the first time, the Ordinary General Meeting of Shareholders may only validly deliberate if the shareholders present, represented, or who have voted by post hold at least one fifth of the shares to which voting rights are attached.
No quorum is required if the meeting is convened for a second time and the original agenda has not been amended.
The Ordinary General Meeting of Shareholders decides by a majority of the votes expressed by the shareholders present, represented or voting by mail. The expressed votes do not include those attached to shares for which the shareholder has not taken part in the vote, has abstained or has voted blank or null.
Article 27 - Extraordinary General Meeting of Shareholders
The Extraordinary General Meeting of Shareholders is authorized to amend all of the provisions of the By-Laws, and to specifically decide on turning the Company into a company with another legal form. It cannot, however increase the shareholders’ undertakings, except in the case of transactions resulting from a duly executed reverse share split.
The Board of Directors may make the necessary amendments to the By-Laws to bring them into line with legislative and regulatory provisions, subject to ratification of these amendments by the next Extraordinary General Meeting of Shareholders.
The Extraordinary General Meeting of Shareholders may only validly deliberate if the shareholders present, represented or who have voted by post hold at least one quarter of the shares with voting rights at the time of the first invitation, and one fifth of the shares with voting rights at the time of the second invitation. If the second quorum is not achieved, the second Meeting may be postponed to a date no later than two months after the date on which it was convened.

The Meeting passes resolutions based on a two-thirds majority vote expressed by the shareholders who are present, represented, or have voted by post, or who are attending the Meeting via video-conference or another means of telecommunication, in accordance with the legal and regulatory provisions.
As a legal exemption to the above provisions, a General Meeting of Shareholders that decides on a capital increase via the capitalization of reserves, profits, or share premiums may pass resolutions under the same quorum and majority conditions as an Ordinary General Meeting of Shareholders.
Furthermore, where the Extraordinary General Meeting of Shareholders is required to discuss the approval of a contribution in kind or the granting of a particular benefit, the shares held by the individual making the contribution or the beneficial owner will not be taken into account to calculate the majority. The individual making the contribution or the beneficial owner will not have a vote, either on their own behalf, or as a proxy.
Article 28 - Special meeting
If there are several share classes, no change may be made to the rights attached to shares in one of these classes without a due vote at an Extraordinary General Meeting of Shareholders open to all shareholders and, furthermore, without an equally compliant vote at a Special Meeting open only to the holders of shares in the class in question.
Special Meetings may only validly discuss matters if the shareholders present, represented, who have voted by post, or who are attending the Meeting via video-conference or via another means of telecommunication in accordance with the legal and regulatory provisions, hold at least one third of the shares with voting rights, where an amendment to those rights is planned, on the first invitation, and one fifth of the shares on the second invitation. Otherwise, the second Special Meeting may be postponed to a date no later than two months after the date on which it was convened.
Special Meetings pass resolutions based on a two-thirds majority of the expressed votes of the shareholders present or represented.

IV. - THE COMPANY’S SECURITIES
Article 29 - Payment for the shares
At least 25% of the par value of shares subscribed in cash must be paid at the time of subscription, together with the full share premium, where applicable.
The balance must be paid in one or several installments, as called by the Board of Directors, and within a period of five years from the date on which the capital increase was finalized.
Calls for funds are made known to the shareholders via a notice published in the BALO fifteen (15) days in advance.
If the shareholder does not make the required payments on the amount of the shares to which they have subscribed at the times determined by the Board of Directors, these payments will automatically bear interest payable to the Company at the legal rate determined in Article L. 313-2 of the French Monetary and Financial Code, as from the end of the month following the date when they are due, without any requirement for a court application or letter of notice. Furthermore, shares for which the required payments have not been made at the end of a period of 30 days as from the sending of a letter of notice to the defaulting shareholder, to which no reply has been received, will no longer grant the right to attend General Meetings of Shareholders and to vote at those Meetings, and will be deducted from the quorum calculation. The right to dividends, and the preferential right to subscribe to capital increases attached to the shares will be suspended. These rights will be recovered once the capital and interest amounts due have been paid. The shareholder may then request the payment of dividends that have not expired, and exercise their preferential subscription right, if the determined timeframe for exercising that right has not expired.
The share capital must be fully paid up before any issue of new shares to be paid for in cash.
Article 30 - Form of the shares - Management of the securities accounts
The shares may be in registered or bearer form, if the legislation allows, depending on the shareholder’s choice.
Issued shares give rise to a registration in individual accounts in the name of each shareholder opened by the Company or any authorized intermediary. These accounts are held under the conditions and in accordance with the procedures provided for by the legal and regulatory provisions.
In order to identify the owners of bearer shares, the company may, under the conditions provided for by the legal and regulatory provisions in force, request, at any time, information concerning the owners of its shares and securities conferring immediate or future voting rights at its own General Meetings of Shareholders.
Article 31 - Transfer of the shares
Shares registered on an account are transferred from account to account.
Cash shares are freely tradable as from the completion of the capital increase. Shares resulting from contributions are freely tradable as from the completion of the capital increase, i.e. the date of the Meeting or of the meeting of the Board of Directors acting on a delegation of authority, which approved the contributions, in the event of a contribution in kind during the term of the company.
The transfer of ownership will result from their registration on the purchaser’s account, on the date and under the conditions determined by law and the applicable regulations, where applicable.
The shares will be freely tradable, subject to the provisions provided for by law.
Article 32 - Crossing of thresholds
Any private individual or legal entity referred to in Articles L. 233-7, L. 233-9, and L. 223-10 of the French Commercial Code who comes to directly or indirectly hold a number of shares representing a percentage of the Company’s share capital or voting rights higher than or equal to 2.5% or a multiple of that percentage, either on a stand-alone basis or in concert, must inform the Company of the total number of shares, voting rights, and securities granting access to the share capital or to voting rights immediately or in the future that they hold, via registered letter with a request for an acknowledgment of receipt sent to the registered office within a period of four trading days, prior to the market close as from the point when they crossed said percentage threshold(s).
The disclosure obligation provided for above also applies under the same conditions when each threshold mentioned above is crossed downwards.
If they have not been reported under the conditions specified above, shares or voting rights that exceed the percentage that should have been reported will be stripped of their voting rights at General Meetings of Shareholders at any Meeting that may be held until the expiry of a two-year period following the date when the notice of interest was made compliant, in accordance with Article L. 233-14 of the French Commercial Code, if a failure to report has been observed, and if one or several shareholders holding an interest of at least 2.5% have made a request recorded in the minutes of the General Meeting of Shareholders.
The above reports will apply notwithstanding the reports on the crossing of thresholds provided for by the legal or regulatory provisions in effect.
Article 33 - Rights and obligations attached to the shares
Each share entitles the holder to a share in the Company’s profits and assets, in proportion to the amount of capital that it represents.
Furthermore, each share entitles the holder to vote and be represented at General Meetings of Shareholders under legal and statutory provisions.
Shareholders will only be liable up to the amount of the par value of the shares that they hold; any calls for funds above that amount are prohibited.
Ownership of a share automatically entails adherence to the Company’s By-Laws and to the decisions of the General Meeting of Shareholders.

Heirs, creditors, assigns, or other representatives of a shareholder will not be entitled to request seizure of the Company’s assets or securities, or ask for them to be shared out or sold at auction, nor interfere in administrative acts relating to the Company in order to exercise their rights; they must refer to the company records and to the resolutions of the General Meeting of Shareholders.
Whenever it is necessary to hold several shares in order to exercise a given right, such as in the case of an exchange, reverse share split or allotment of shares, or an increase or decrease in the share capital, or a merger or other corporate transaction, the holders of single shares, or of a lower number of shares than required, may only exercise these rights if they personally arrange for the consolidation, and potentially the purchase or sale of the shares required.
However, in the event of the exchange of securities following a merger or demerger transaction, a capital decrease, a reverse share split or share split, and the mandatory conversion of bearer shares to registered shares, or of the distribution of securities charged to the reserves relating to a capital decrease, or the distribution or allotment of bonus shares, based solely on a decision by the Board of Directors, the Company may sell securities that the beneficiaries have requested to be delivered to them, as long as it has carried out the publication formalities provided for in the regulations at least two years beforehand.
As from the sale, the old securities or the old rights to distributions or allotments will be canceled, as and when required, and their holders will only be able to claim the cash allocation of the net proceeds of the sale of the unclaimed securities.
Article 34 - Beneficial & Bare ownership
The shares are indivisible as regards the Company.
Joint owners of shares are required to have themselves represented to the Company by just one of them, who will be considered as the sole owner, or by a single proxy; in the event of disagreement, the single proxy may be appointed by a court at the request of the first joint owner to do so.
Unless the Company has been notified of an agreement to the contrary, the beneficial owners of shares will validly represent the bare owners with the Company. Voting rights will be held by the beneficial owner at Ordinary General Meetings of Shareholders and by the bare owner at Extraordinary General Meetings of Shareholders.
Unless otherwise agreed between the parties, the preferential subscription right attached to securities belongs to the bare owner where the shares are encumbered by a usufruct interest.

V. - COMPANY FINANCIAL STATEMENTS
Article 35. - Preparation and approval of the company financial statements
a)The Board of Directors will draw up an inventory and the annual financial statements at the end of each financial year, and will then prepare the management report.
Where applicable, the Board of Directors will prepare and publish the consolidated financial statements, together with the report regarding the management of the Group.
b)The Ordinary General Meeting of Shareholders will approve the annual company financial statements within a period of six months following the financial year-end, after familiarizing itself with the management report and the report prepared by the Statutory Auditors; the consolidated financial statements and the report regarding the management of the Group will be presented at that Meeting, if required.
All information measures will be taken in compliance with the law and the regulations.
Article 36 - Audit of the financial statements
The financial statements will be audited by one or several incumbent, and, where applicable, alternate Statutory Auditors, under the conditions determined by Articles L. 225-218 of the French Commercial Code.
Article 37 - Allocation of the amounts available for distribution
Following the approval of the financial statements, and the recording of the existence of amounts available for distribution, the Ordinary General Meeting of Shareholders will determine the share of these amounts allotted to the shareholders in the form of a dividend; this dividend will be charged to the distributable profit for the year as a priority.
The procedures for paying the dividends or interim dividends are determined by the General Meeting of Shareholders.
Write-down differences are not available for distribution.
If required, the Meeting will allocate the non-distributed portion of the profit for the financial year available for distribution in the proportions that it determines, either to one or several reserves, which may be general or special, which remain at its disposal, or to the “retained earnings” account.
Any losses will be carried forward, unless the Meeting decides to offset them against existing reserves.
VI. - LIQUIDATION OF THE COMPANY
Article 38 - Liquidation
Once it has been wound up, the Company will be liquidated under the conditions determined by the French Commercial Code.
Unless the Ordinary General Meeting of Shareholders decides otherwise, the liquidator or liquidators will pursue any ongoing business until it is completed.
The net proceeds of the liquidation, following the settlement of the liabilities and payroll expenses, and repayment to the shareholders of the non-amortized par value of their shares, will be divided between the shareholders, taking the rights of the different share categories into account, where applicable.
Vll - MISCELLANEOUS ITEMS
Article 39 - Powers
All powers will be granted to the bearers of original copies of these By-Laws, or of copies or excerpts certified as original, in order to carry out all formalities.